Exhibit (h)(xxv)

AMENDMENT TO SHAREHOLDER ADMINISTRATION AGREEMENT

AMENDMENT, effective as of January 1, 2018, by and between WILLIAM BLAIR FUNDS, a Delaware statutory trust (the “Trust”), on behalf of the William Blair Emerging Markets Growth Fund (the “Fund”), and WILLIAM BLAIR & COMPANY, L.L.C., a Delaware limited liability company (“William Blair”). Defined terms used herein shall have the same meaning as set forth in the Shareholder Administration Agreement (as defined below).

WHEREAS, the Trust, on behalf of the Fund, and William Blair entered into a Shareholder Administration Agreement dated October 25, 2005 (the “Shareholder Administration Agreement”);

WHEREAS, the Trust, on behalf of the Fund, and William Blair desire to amend the Shareholder Administration Agreement as set forth below; and

WHEREAS, this Amendment has been approved by a vote of the Board of Trustees of the Trust pursuant to Section 4 of the Shareholder Administration Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendment.

The first sentence of Section 2 of the Shareholder Administration Agreement is hereby deleted in its entirety and replaced with the following:

“For the shareholder administration services and facilities described in Section 1, the Fund will pay to William Blair at the end of each calendar month a shareholder administration fee computed at an annual rate of 0% of the average daily net assets of Class N and Class I shares of the Fund.”

2.	Miscellaneous.

(a)    Except as amended hereby, the Shareholder Administration Agreement shall remain in full force and effect.

(b)    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

WILLIAM BLAIR FUNDS

By:	/s/ Colette M. Garavalia
Name:	Colette M. Garavalia
Title:	Treasurer

WILLIAM BLAIR & COMPANY, L.L.C.

By:	/s/ Jon Zindel
Name:	Jon Zindel
Title:	Chief Financial Officer

[Amendment to Shareholder Administration Agreement — Emerging Markets Growth Fund]